Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION:

AT FTI CONSULTING:		AT FRB / WEBER SHANDWICK:		AT THE NEIBART GROUP:
Jack Dunn	Lisa Schaefer	Lisa Fortuna	Tim Grace	Emma Murphy
Chairman & CEO	Media Relations	Analyst Inquiries	Financial Media	Media Relations
(410) 224-1483	(212) 841-9364	(312) 640-6679	(312) 640-6667	(718) 875-4545

FTI CONSULTING NAMES DOMINIC DiNAPOLI CHIEF OPERATING OFFICER

ANNAPOLIS, MD, February 25, 2004—FTI Consulting, Inc. (NYSE: FCN), the premier provider of corporate finance/restructuring, forensic and litigation consulting, and economic consulting, announced today that its Board of Directors had elected Dominic DiNapoli executive vice president and chief operating officer (COO) of the company. Mr. DiNapoli assumes the role of COO from Stewart Kahn and will be responsible for managing the company’s day-to-day operations, including driving strategic initiatives to support the firm’s growth, and assisting with the evaluation and integration of key acquisitions.

Mr. DiNapoli assumes his new position after serving FTI over the last two years, first as co-leader of FTI’s Consulting Corporate Finance/Restructuring practice, and more recently as special assistant to the president for general corporate affairs. Prior to joining FTI as part of an acquisition in August, 2002, Mr. DiNapoli had over 20 years experience in the operation and management of large divisions of professional services firms, most recently as managing partner of PricewaterhouseCoopers LLP’s 400 person U.S. business recovery services (BRS) practice. Between 2000 and 2002, under Mr. DiNapoli’s leadership, that practice grew by approximately 25 percent in revenue and 66 percent in operating income. In addition to being the partner-in-charge of that practice, he also enjoys an excellent reputation as a leading practitioner from his “hands-on” involvement in a wide variety of high profile and complex bankruptcy, insolvency and turnaround matters across many different industries, including Ames, Fruit of the Loom, Rockefeller Center Properties, Inc. and numerous other out-of-court restructurings.

As part of his responsibilities, Mr. DiNapoli has supervised and provided litigation support services to both debtors and creditors of financially troubled companies, assisted in the development and negotiation of plans of reorganization on behalf of debtors and/or creditors’ committees of companies in Chapter 11, provided valuation services and assisted in the development and execution of plans to improve the operational performance, balance sheets and capital structures of a number of large clients.

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In commenting on Mr. DiNapoli’s promotion, Jack Dunn, FTI’s chairman and chief executive officer, said, “FTI is extremely fortunate to have someone of Dom’s professional stature and abilities to assume this role. Both in terms of where we stand now and the areas we have designated for the future, his reputation, experience, industry contacts, management style and leadership skills make him uniquely qualified to have immediate impact on our company and its prospects.”

About FTI Consulting

FTI is the premier provider of corporate finance/restructuring, forensic and litigation consulting, and economic consulting. Strategically located in 24 of the major US cities and London, it employs over 1,000 professionals consisting of numerous PHDs, MBAs, CPAs, CIRAs and CFEs who are committed to delivering the highest level of service to our clients. These clients include the world’s largest corporations, financial institutions and law firms in matters involving financial and operational improvement and major litigation.

FTI is on the Internet at www.fticonsulting.com

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